Exhibit 4.2
STOCKHOLDERS AGREEMENT
          THIS STOCKHOLDERS AGREEMENT (this “Agreement”) dated March 7, 2007, is entered into among Life of the South Corporation, a Georgia corporation (together with its successors), the rollover stockholders set forth on Schedule A hereto (each, a “Rollover Stockholder”), the Employee Stockholders (as defined herein) and those investors set forth on Schedule A (the “Investors” and collectively with the Rollover Stockholders and the Employee Stockholders, the “Stockholders”).
          WHEREAS, the Company (as defined herein), the Investors, LOS Acquisition Co. and certain shareholders of the Company have entered into an Agreement and Plan of Merger dated as of March 7, 2007 (the “Merger Agreement”) whereby LOS Acquisition Co. shall merge with and into the Company (the “Merger”), and
          WHEREAS, it is a condition of the parties under the Merger Agreement that this Agreement be executed by the parties hereto, and the parties are willing to execute this Agreement and be bound by the provisions hereof, effective as of the effective date of the Merger;
          NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE 1
          SECTION 1.01. Definitions.
          (a) The following terms, as used herein, have the following meanings:
          “Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, controls such first Person or is controlled by said Person or is under common control with said Person, where “control” means power and ability to direct, directly or indirectly, or share equally in or cause the direction of, the management and/or policies of a Person, whether through ownership of voting shares or other equivalent interests of the controlled Person, by contract (including proxy) or otherwise.
          “Board” means the Board of Directors of the Company.
          “Business” means, with respect to the Company, offering products or providing marketing, administration or related services for payment protection or credit life and credit disability insurance.
          “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by applicable law to close.

          “Certificate” means the Articles of Incorporation or Certificate of Incorporation, as the case may be, of the Company, as may be amended and restated from time to time.
          “Change of Control” means (a) any transaction or series of related transactions, whether or not the Company is a party thereto, in which, after giving effect to such transaction or transactions, the Company Securities representing in excess of fifty percent (50%) of the voting power of the Company are owned directly, or indirectly through one or more entities, by any “person” or “group” (as such terms are used in Section 13(d) of the Exchange Act) of Persons, other than the Sponsors and their Permitted Transferees, or (b) a sale, lease or other disposition of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis (including securities of the Company’s directly or indirectly owned Subsidiaries).
          “Class A Common Stock” means the Company’s authorized shares of Class A common stock, par value $0.01 per share, and any stock into which such common stock may hereafter be converted (other than into shares of Common Stock), changed or reclassified.
          “Class A Original Issue Price” shall mean $17.066 per share.
          “Closing” means the closing of the Merger on the Closing Date.
          “Closing Date” shall have the meaning given to it in the Merger Agreement.
          “Common Shares” means the shares of Common Stock and any capital stock of the Company into which such Common Shares may thereafter be converted, changed, reclassified or exchanged.
          “Common Stock” means the Company’s authorized shares of common stock, par value $0.33 1/3 per share, and any stock into which such common stock may hereafter be converted, changed or reclassified.
          “Company” means Life of the South Corporation, a Georgia corporation, and its successors including, but not limited to, any surviving corporation from a migratory merger pursuant to Section 5.03 herein that is domiciled in Delaware.
          “Company Competitor” means as of any time (a) any Person that is reasonably determined by the Board to be a competitor of the Company or any of its Subsidiaries in any material respect at such time, (b) any Person that is in litigation or a dispute with the Company or any of its Subsidiaries at that time that is material to the Business, and (c) any Affiliate of any such Person specified in clause (a) or (b) above. For purposes hereof, without limiting the foregoing, any Person with, or whose Affiliate has, substantial operations in the Business shall be presumed to be a Company Competitor unless the Board otherwise determines; provided, however, that for purposes of this Agreement, no private equity fund, including, without limitation, the Sponsor or its affiliates shall be deemed a Company Competitor solely due to its investment in a portfolio company of such fund where such portfolio company would be deemed a Company Competitor.
          “Company Securities” means, without duplication, (i) the Common Shares, (ii) the Class A Common Stock and (iii) any other securities convertible into, or exchangeable or exercisable for, or options, warrants or other rights to acquire, directly or indirectly, Common Shares or any other equity or equity-linked security issued by the Company, whether at the time of issuance, upon the passage of time, or the occurrence of some future event.
          “Effective Date” means the date of the final prospectus relating to the Company’s IPO.
          “Employee Stockholder” means any employee of the Company who has been granted or has exercised Options.
          “Excluded Registration” means a registration under the Securities Act of (i) securities registered on Form S-8 or any similar successor form and (ii) securities registered to effect the acquisition of or combination with another Person.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession that are in effect from time to time.
          “Governmental Authority” means any federal, state, local or foreign governmental authority, department, commission, board, bureau, agency, court, instrumentality or judicial or regulatory body or entity.
          “Holder” means (i) a Stockholder holding Company Securities and (ii) any direct or indirect transferee of any such Stockholder, including any Stockholder that receives Company Securities upon a distribution or liquidation of a Holder, who has been assigned the rights of the transferor Holder under this Agreement in accordance with Section 4.09.
          “Implied Equity Value” means the total equity value of the Company implied by the price to be received by the Electing Investors in a sale pursuant to Section 3.06 herein, taking into account the relative rights and preferences of such Company Securities to be sold by the Electing Investors.

          “Implied Value” means the price per Company Security a particular Stockholder would receive if the Implied Equity Value was distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in Section 3.07 hereof and in the Certificate or other similar constituent documents as in effect immediately prior to a sale pursuant to Section 3.06 herein (giving effect to applicable orders of priority and the exercise price of all Options).
          “IPO” means the initial Public Offering registered on Form S-1 (or any successor form under the Securities Act).
          “NASD” means the National Association of Securities Dealers.
          “Option” means the option to purchase Common Stock under a stock option plan or agreement duly adopted by the Company.
          “Permitted Transferee” means (A) with respect to any Stockholder that is an entity, (i) the beneficial owners of such Stockholder’s equity interests or (ii) an Affiliate of a Stockholder or (B) with respect to any Stockholder that is an individual (i) such Stockholder’s spouse, or any of such Stockholder’s lineal descendants, siblings or parents (collectively, “Relatives”) and any limited liability company or similar entity 100% of the equity interests of which are held by a Relative; (ii) any executor, administrator or testamentary trustee of such Stockholder’s estate if such Stockholder dies; (iii) any transferee receiving Company Securities of such Stockholder by will, intestacy laws or the laws of descent or survivorship; and (iv) any trustee of a trust (including an inter vivos trust) of which there are no principal beneficiaries other than such Stockholder or one or more Relatives of such Stockholder or one or more lineal descendents of siblings of such Stockholder; provided, that, that such transferee shall execute a Joinder Agreement substantially as set forth on Exhibit A hereto (a “Joinder Agreement”) or otherwise agree to be bound by the terms of this Agreement applicable to the Stockholder; provided, further, that, in no event shall (A) the Company or any of its Subsidiaries, or (B) any Company Competitor (whether or not an Affiliate of the transferring Stockholder) constitute a “Permitted Transferee,” of any Stockholder other than the Investor.
          “Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a Governmental Authority.
          “Public Offering” means an underwritten public offering of Common Shares pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.
          “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

          “Registrable Securities” means (i) Common Shares owned by the Stockholders, (ii) Common Shares issuable to the Stockholders upon exercise, conversion or exchange of any option, warrant or other security of the Company or any of its Subsidiaries and (iii) Common Shares directly or indirectly issued or issuable to the Stockholders with respect to the securities referred to in clauses (i) or (ii) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, in the case of each of clause (i), (ii) and (iii) above, whether owned on the date hereof or acquired hereafter; provided, that Registrable Securities shall not include any shares (i) the sale of which has been registered pursuant to the Securities Act and which shares have been sold pursuant to such registration, or (ii) which have been sold pursuant to Rule 144 or Rule 145.
          “Rule 144” means Rule 144 (or any successor provision) under the Securities Act.
          “Rule 145” means Rule 145 (or any successor provision) under the Securities Act.
          “SEC” means the Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Sponsor” means Summit Partners, L.P. and its Affiliates.
          “Subsidiary” means, with respect to any specified Person, any other Person in which such specified Person, directly or indirectly through one or more Affiliates or otherwise, beneficially owns at least fifty percent (50%) of either the ownership interest (determined by equity or economic interests) in, or the voting control of, such other Person.
          “Third Party” means a prospective purchaser of Company Securities in a bona fide arm’s-length transaction (other than a Permitted Transferee of the Stockholder proposing to sell Company Securities).
          “Transactions” means the Merger and all the transactions contemplated by the Merger Agreement.
          “Transfer” means, with respect to any Company Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Company Securities or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing, and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Company Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

          (b) Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION
Agreement	Preamble
Audit Committee	2.05(b)
Board	2.01(a)
Class A Amount	3.07(a)
Compensation Committee	2.05(a)
Confidentiality Affiliates	5.01(a)
Confidentiality Information	5.01(a)
Deemed Liquidation Event	3.07(c)
Demand Registration	6.01(a)
Demand Request	6.01(a)
Electing Investors	3.06(a)
Excess Shares	5.04(c)
Independent Director	2.01(a)(iii)
Inspectors	4.05(j)
Investor Designee	2.01(a)(i)
Investors	Preamble
Joinder Agreement	1.01(a)
Material Adverse Effect	4.01(e)
Merger	Preamble
Merger Agreement	Preamble
NASD	4.05(l)
Non-Electing Shares	3.04(c)
Non-Obligated Person	6.04
Offer Acceptance Notice	3.04(b)
Offer Notice	3.04(a)
Offer Period	3.04(b)
Offer Price	3.04(a)
Offered Securities	3.04(a)
Offeror	3.04(a)
Piggyback Holders	4.02(a)
Records	4.05(j)
Registration Expenses	4.07
Relevant Agreements and Documents	6.10
Reinsurance and Ratings Committee	2.05(c)
Replacement Nominee	2.03(a)
Requesting Holders	4.01(a)
Required Filing Date	4.01(b)
Rollover Stockholder	Preamble
Second Electing Offeree	3.04(a)
Second Offer Acceptance Notice	3.04(a)
Second Offer Notice	3.04(a)
Second Offer Period	3.04(a)

TERM	SECTION
Seller Affiliates	6.08(a)
Stockholder	Preamble
Stockholders	Preamble
Suspension Notice	4.06
Tag-Along Notice	3.05(a)
Tag-Along Offerees	3.05(a)
Tag-Along Offer Period	3.05(b)
Tag-Along Offer Price	3.05(a)
Tag-Along Response Notice	3.05(b)
Tag-Along Sale	3.05(a)
Tagging Persons	3.05(b)
Tag Seller	3.05(a)
Third Party Sale Period	3.04(d)
Unwinding Event	3.03(b)
          (c) Other Definitional and Interpretative Matters. Unless otherwise expressly provided or the context otherwise requires, for purposes of this Agreement, the following rules of interpretation apply:
     (i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If the last day of such period is a non-Business Day, the period in question ends on the next succeeding Business Day.
     (ii) Currency. Any reference in this Agreement to $ means U.S. dollars.
     (iii) Exhibits and Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full in this Agreement and are an integral part of this Agreement.
     (iv) Gender and Number. Unless the context otherwise requires, any reference in this Agreement to gender includes all genders, and words imparting the singular number only include the plural and vice versa.
     (v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and do not alter the meaning of, or affect the construction or interpretation of, this Agreement.
     (vi) Article, Section and Similar References. Unless the context otherwise requires, all references in this Agreement to any “Article,”

“Section,” “Schedule” or “Exhibit” are to the corresponding Article, Section, Schedule or Exhibit of this Agreement.
     (vii) Hereby and Similar Words. Unless the context otherwise requires, the words “hereby,” “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to the provision in which such words appear.
     (viii) Including. The word “including,” or any variation thereof, means “including, without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it.
     (ix) Parties to this Agreement. Any reference in this Agreement to the “parties” to this Agreement means the signatories to this Agreement and their successors and permitted assigns, and does not include any third party.
ARTICLE 2
CORPORATE GOVERNANCE
          SECTION 2.01. Composition of the Board.
          (a) The board of directors (the “Board”) of the Company shall initially consist of seven (7) directors, and shall be designated as follows:
          (i) Investors shall have the right to designate four (4) directors (each an “Investor Designee”);
          (ii) Rollover Stockholders shall have the right to designate two(2) directors, who initially shall be Kenneth Ned Hamil and Richard S. Kahlbaugh (each, a “Rollover Designee”); and]
          (iii) The Investors and the Rollover Stockholders (through their Stockholder Representative) by mutual agreement shall designate one (1) director, who shall be knowledgeable in the Company’s business and who shall not be (x) an employee of the Company or any of its Subsidiaries or of the Investors or any of their respective Affiliates, or (y) a Rollover Stockholder, to serve as the independent director (the “Independent Director“).
          (b) Each Stockholder agrees that, if at any time it is then entitled to vote for the election of directors to the Board, whether at any annual or special meeting, by written consent or otherwise, it shall vote all of its Company Securities that are entitled to vote or execute proxies or written consents, as the case may be, and take all other necessary action (including causing the Company to call a special meeting of

Stockholders) in order to ensure that the composition of the Board is as set forth in this Section 2.01.
          (c) The Company agrees to cause each individual designated pursuant to Section 2.01(a) or 2.03 to be nominated to serve as a director on the Board, and to take all other necessary actions (including calling a special meeting of the Board and/or Stockholders) to ensure that the composition of the Board is as set forth in Section 2.01(a) or 2.03.
          SECTION 2.02. Removal. Each proposal to remove from the Board any director shall be made by delivering to the Board a notice signed by the party or parties entitled to such nomination or proposal. As promptly as practicable, but in any event within five (5) days of delivery of such notice, the Company and the Stockholders shall take or cause to be taken such actions as may be reasonably required to cause the removal proposed in such notice, including, without limitation, voting all of its Company Securities that are entitled to vote, or executing proxies or written consents, as the case may be, in favor of such removal. Each Stockholder agrees that, if at any time it is then entitled to vote for the removal of directors from the Board, it shall not vote any of its Company Securities in favor of the removal of any director who shall have been designated pursuant to Section 2.01(a) or 2.03, unless the designating party shall have delivered a notice of removal in accordance with this Section 2.02.
          SECTION 2.03. Vacancies. If, as a result of death, disability, retirement, resignation, removal or otherwise, there shall exist or occur any vacancy on the Board:
          (a) the party that initially designated such deceased, disabled, retired, resigning or removed director may designate another individual (the “Replacement Nominee”) to fill such vacancy and serve as a director on the Board by delivering to the Board a notice signed by the party or parties entitled to such nomination or proposal; and
          (b) each Stockholder then entitled to vote for the election of directors to the Board agrees that it shall vote all of its Company Securities that are entitled to vote or execute proxies or written consents, as the case may be or take or cause to be taken such other actions as may reasonably be required, in order to ensure that the Replacement Nominee be elected to the Board.
          SECTION 2.04. Quorum. A quorum of the Board shall consist of a majority of the members of the Board which includes at least three (3) Investor Designees. A quorum must be present at all meetings of the Board (whether in person or by telephone, videoconference or otherwise) to conduct business. A quorum must exist at all times during any meeting of the Board, including the reconvening of a meeting adjourned, in order for any action taken at such meeting to be valid. No Stockholder shall take any action, including causing any of its designees to the Board, if any, to not attend meetings of the Board, with the intent to frustrate the ability of the Board to achieve a quorum required by this Section 2.04.

          SECTION 2.05. Committees. The Stockholders shall take all actions, including without limitation the voting of all their Company Securities, to cause the provisions of this Section 2.05 to be satisfied.
          (a) Compensation Committee. There shall be established at all times during the term of this Agreement a Compensation Committee of the Board (the “Compensation Committee‘) which shall be comprised of three (3) directors, including the Independent Director and at least one Investor Designee. Action of the Compensation Committee may be taken by a majority of the Committee, so long as the majority includes at least one of the Investor Designees. The Compensation Committee shall (i) determine the compensation of all senior employees and consultants of the Company (including salary, bonus, equity participation and benefits) and (ii) approve the grants of any options under any other equity or stock option plan of the Company, provided that no member of the Compensation Committee may vote on his own compensation or option grant.
          (b) Audit Committee. There shall be established at all times during the term of this Agreement an Audit Committee of the Board (the “Audit Committee”) which shall be comprised of three (3) directors, including the Independent Director and at least one Investor Designee. Action of the Audit Committee may be taken by a majority of the Audit Committee so long as the majority includes at least one Investor Designee. The Audit Committee shall (i) audit policies, (ii) review audit reports and recommendations made by the Company internal audit staff and its independent auditors, (iii) meet with the Company’s independent auditors, (iv) oversee the independent auditors and (v) recommend the Company’s employment of independent auditors.
          (c) Reinsurance and Ratings Committee. There shall be established at all times during the term of this Agreement a Reinsurance and Ratings Committee of the Board (the “Reinsurance and Ratings Committee”) which shall be comprised of three (3) directors, including the Independent Director and at least one Investor Designee. Action of the Reinsurance and Ratings Committee may be taken by a majority of the Reinsurance and Ratings Committee so long as the majority includes at least one Investor Designee. The Reinsurance and Ratings Committee shall (i) review arrangements and agreements between the Company and its reinsurers and (ii) oversee the Company’s relationship with ratings agencies.
          SECTION 2.06. Expenses and Indemnification. The Company shall pay all reasonable out-of-pocket expenses incurred by each director in connection with traveling to and from and attending meetings of the Board (and any committee thereof) and the boards of directors (and any committee thereof) of any Subsidiaries of the Company and while conducting business at the request of the Company or any of its Subsidiaries. The Company shall indemnify the directors against liability and absolve directors from liability to the Company and its stockholders to the maximum extent permitted by applicable law and shall at all times maintain directors’ and officer’s liability insurance reasonably satisfactory to the Investors.

          SECTION 2.07. Meetings of the Board of Directors. The Board shall schedule regular meetings not less frequently than once every fiscal quarter to be held at such place and such time as the Investor Designees shall designate.
          SECTION 2.08. Grant of Proxy. Each Rollover Stockholder and each Employee Stockholder hereby constitutes and appoints the Chief Executive Officer of the Company, with full power of substitution and resubstitution, as its true and lawful proxy and attorney-in-fact to vote all Company Securities held by such Stockholder in accordance with this Article 2 in the event of any breach by such Rollover Stockholder or Employee Stockholder of its obligations hereunder. Each Rollover Stockholder and Employee Stockholder acknowledges that the proxy granted hereby is irrevocable, being coupled with an interest, and will continue until the termination of this Agreement.
          SECTION 2.09. Charter or Bylaw Provisions. Each Stockholder agrees to vote all of its Company Securities that are entitled to vote or execute proxies or written consents, as the case may be, and to take all other actions reasonably necessary, to ensure that the Company’s Charter and Bylaws and any other organizational or constitutive documents of the Company or any Subsidiary of the Company (a) facilitate, and do not at any time conflict with, any provision of this Agreement and (b) permit each Stockholder to receive the benefits to which each such Stockholder is entitled under this Agreement.
          SECTION 2.10. Access. The Company shall, and shall cause its and its Subsidiaries’ officers, directors, employees, auditors and other agents to, until such time as an Investor ceases to own any Company Securities, (a) afford the officers, employees, auditors and other agents of such Investor, during normal business hours and upon reasonable notice, reasonable access and consultation rights at all reasonable times to its officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records, and (b) afford such Investor the opportunity to discuss the Company’s affairs, finances and accounts with the Company’s officers from time to time as each such Investor may reasonably request.
ARTICLE 3
RESTRICTIONS ON TRANSFER.
          SECTION 3.01. General Restrictions on Transfer.
          (a) Each Stockholder understands and agrees that the Company Securities held by it on the date hereof have not been registered under the Securities Act and are restricted securities under the Securities Act. No Stockholder shall Transfer any Company Securities (or solicit any offers in respect of any Transfer of any Company Securities), except in compliance with the Securities Act, any other applicable securities or “blue sky” laws and any restrictions on Transfer contained in this Agreement or any other provisions set forth in any other agreements or instruments pursuant to which such Company Securities were issued. No Stockholder shall Transfer any Company Securities if such Transfer would result in adverse regulatory consequences to the Company, including, without limitation, obligations of the Company to file periodic reports with the SEC under the Exchange Act.
          (b) Notwithstanding anything in this Agreement to the contrary, no Stockholder shall Transfer any Company Securities to any Person unless such transferee shall have agreed in writing to be bound by the terms of this Agreement by executing a Joinder Agreement (unless such transferee is already so bound) or otherwise agree to be bound by the terms of this Agreement applicable to such Stockholder.
          (c) Notwithstanding anything in this Agreement to the contrary, except in connection with (i) a Drag-Along Sale or Tag-Along Sale or (ii) a Transfer approved by each Investor, no Stockholder shall Transfer any Company Securities to a Company Competitor.
          (d) Notwithstanding anything in this Agreement to the contrary, any attempt to Transfer any Company Securities not in compliance with this Agreement shall be null and void and have no force or effect, and the Company shall not, and shall cause any transfer agent not to, give any effect in such entity’s share records to such attempted Transfer. The parties hereto acknowledge that the transfer restrictions contained herein are reasonable and in the best interests of the Company.
          SECTION 3.02. Legends.
          (a) In addition to any other legend that may be required, each certificate for Company Securities issued to any Stockholder shall bear a legend in substantially the following form:
          “THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY FOREIGN OR STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, OFFERED OR SOLD EXCEPT IN COMPLIANCE THEREWITH. THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN A STOCKHOLDERS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE COMPANY OR ANY SUCCESSOR THERETO.”
          (b) If any Company Securities shall become freely transferable under the Securities Act, upon the written request of the Stockholder thereof, the Company shall issue to such Stockholder a new certificate evidencing such Company Securities without the first sentence of the legend required by Section 3.02(a) endorsed thereon. The Company may request that the Stockholder provide a written opinion of legal counsel reasonably acceptable to it stating that such Company Securities are freely transferable under the Securities Act. If any Company Securities cease to be subject to any and all restrictions on Transfer and all other obligations set forth in this Agreement, the Company, upon the written request of the Stockholder thereof, shall issue to such Stockholder a new certificate evidencing such Company Securities without the second sentence of the legend required by Section 3.02(a) endorsed thereon.

          SECTION 3.03. Permitted Transferees.
          (a) Subject to Section 3.01, any Stockholder may at any time Transfer any or all of its Company Securities to a Permitted Transferee without the consent of any Person and without compliance with Section 3.04, to the extent applicable, so long as such Permitted Transferee shall have agreed in writing to be bound by the terms of this Agreement by executing a Joinder Agreement (except for those Affiliates of the Investors who receive Company Securities in a distribution-in-kind). Such Stockholder must give prior written notice to the Company of any proposed Transfer to a Permitted Transferee, including the identity of such proposed Permitted Transferee and such other documentation reasonably requested by the Company to ensure compliance with the terms of this Agreement and the Company shall be entitled to condition any such Transfer on receipt of a written opinion of counsel reasonably acceptable to the Company that such Transfer is exempt from the registration requirements of the Securities Act.
          (b) If, while a Permitted Transferee holds any Company Securities, a Permitted Transferee ceases to qualify as a Permitted Transferee in relation to the initial transferring Stockholder from whom or which such Permitted Transferee or any previous Permitted Transferee of such initial transferring Stockholder received such shares (an “Unwinding Event”), then:
          (i) the relevant initial transferor Stockholder shall forthwith notify the other Stockholders and the Company of the pending occurrence of such Unwinding Event; and
          (ii) immediately following such Unwinding Event, such initial transferor Stockholder shall take all actions necessary to effect a Transfer of all the Company Securities held by the relevant Permitted Transferee either back to such Stockholder or, pursuant to this Section 3.03, to another Person that qualifies as a Permitted Transferee of such initial transferring Stockholder.
          SECTION 3.04. Right of First Refusal.
          (a) If any Rollover Stockholder or Employee Stockholder (an “Offeror”) proposes to Transfer all or any portion of its Company Securities to a Third Party, then the Offeror shall give written notice (the “Offer Notice”) to the Company and each Investor (the “Offerees”), which shall (i) state the identity of the Third Party and the number and type of Company Securities proposed to be Transferred to the Third Party (the “Offered Securities”), (ii) state the proposed purchase price for the Offered Securities (the “Offer Price”) and all other terms and conditions of the proposed Transfer to the Third Party and (iii) contain an offer to Transfer the Offered Securities pursuant to this Section 3.04.
          (b) For a period of 15 days after receipt of the Offer Notice (the “Offer Period”), the Company shall have the right, by delivering written notice (an “Offer Acceptance Notice”) to the Offeror prior to the expiration of the Offer Period, to elect to purchase, at the Offer Price and on the same terms and conditions contained in the Offer Notice, the Offered Securities.
          (c) In the event that all Offered Securities have not been elected to be purchased by the Company (such remaining securities, the “Non-Elected Shares”), then the Offeror shall give written notice (the “Second Offer Notice”) to the Investors which shall contain an offer to sell such Non-Elected Shares to the investors. For a period of 15 days after receipt of the Second Offer Notice (the “Second Offer Period”), each Investor shall have the right, by delivering written notice (a “Second Offer Acceptance Notice”) to the Company and the Offeror prior to the expiration of the Second Offer Period, to elect to purchase at the Offer Price and on the same terms and conditions contained in the Offer Notice all or any portion of the Non-Elected Shares (an Investor that timely delivers a Second Offer Acceptance Notice being referred to as a “Second Offer Electing Offeree”); provided, however, that if Second Offer Electing Offerees timely deliver Second Offer Acceptance Notices for more than all of the Non-Elected Shares, then the Non-Elected Shares shall be allocated pro rata among the Second Offer Electing Offerees (based on Company Securities owned) or by another method agree to by all of the Second Offer Electing Offerees. The failure of any Electing Offeree to elect to purchase Non-Elected Shares prior to the expiration of the Second Offer Period shall be deemed to be a waiver solely with respect to its right to participate in the purchase of the Non-Elected Shares pursuant to this Section 3.04(c).
          (d) If the Offerees do not, in the aggregate, validly elect to purchase all of the Offered Securities pursuant to Section 3.04(b)—(c), the Offeror may (i) Transfer the Company Securities to the Offerees that validly elected to purchase Company Securities in accordance with this Section 3.04 at the Offer Price and (ii) Transfer the Offerred Securities not validly elected to be purchased pursuant to this Section 3.04 to the Third Party set forth in the Offer Notice for consideration having a value not less than the Offer Price and in accordance with the terms of such Transfer set forth in the Offer Notice; provided, however, that if such Transfer is not consummated on or before 90 days after the expiration of the Offer Period (the “Third Party Sale Period”), the restrictions provided for herein shall again become effective, and no Transfer of such Offered Securities may be made thereafter by the Offeror without again offering such Offered Securities in accordance with this Section 3.04.
          (e) The closing of any Transfer of the Offered Securities to the Offerees pursuant to this Section 3.04 shall be held within 30 days after the Offeree’s delivery of the Offer Acceptance Notice, or at such other time and place as the parties to the transaction may agree. At such closing, the Offeror shall Transfer all such Company Securities free and clear of all liens and encumbrances, other than those imposed by this Agreement, to the respective purchasers thereof against delivery by the purchaser of the consideration payable therefor.
          SECTION 3.05. Tag-Along Rights
          (a) If any Stockholder (a “Tag Seller”) proposes to Transfer any Company Securities to any Third Party or Third Parties in a single transaction or in a series of related transactions and, if applicable, such Company Securities have been offered to, but not purchased by, the Offerees in accordance with the provisions set forth in Section 3.04 (a “Tag-Along Sale”), then the Tag Seller shall give written notice (the “Tag-Along Notice”) to the Company and each other Stockholder (the “Tag-Along Offerees”), which shall (i) state the number and type of Company Securities proposed to be Transferred to such Third Party, (ii) state the name and address of such Third Party, (iii) state the proposed amount (the “Tag-Along Offer Price”) and type of consideration to be paid by such Third Party for the Company Securities proposed to be Transferred (including, if the consideration consists in whole or in part of non-cash consideration, such information available to the Tag Seller as may be reasonably necessary for the Tag-Along Offerees to analyze the value of such non-cash consideration) and all other material terms and conditions of the proposed Transfer, (iv) state the proposed Transfer date, (v) contain a representation that such Third Party has been informed of the rights provided for in this Section 3.05 and (vi) contain an offer for each Tag-Along Offeree to participate in such Transfer pursuant to this Section 3.05.
          (b) For a period of 10 days after receipt of the Tag-Along Notice (the “Tag-Along Offer Period”), each Tag-Along Offeree shall have the right, by delivering written notice (a “Tag-Along Response Notice”) to the Company and the Tag Seller prior to the expiration of the Tag-Along Offer Period, to elect to include in the proposed Transfer all or any portion of its pro rata portion of the Company Securities proposed to be Transferred in such Tag-Along Sale, which shall be the proportion that the number of shares of fully-diluted Common Stock owned by such Tag-Along Offeree bears to the aggregate number of shares of fully-diluted Common Stock owned by the Tag Seller and all Tag-Along Offerees that elect to include Company Securities in the Tag-Along Sale pursuant to this Section 3.05 (the “Tagging Persons”). The Tag Seller shall reduce to the extent necessary the number of Company Securities it otherwise would have sold in the proposed Transfer so as to permit the Tagging Persons to sell the Company Securities elected by them to be included in the Tag-Along Sale. A Tagging Person’s participation in a Tag-Along Sale is conditioned upon (i) the consummation of the transactions contemplated in the Tag-Along Notice with the transferee named therein and (ii) such Tagging Person’s execution and delivery of all agreements and other documents as the Tag Seller executes and delivers in connection with the Tag-Along Sale. The consummation of the Tag-Along Sale shall be in accordance with the terms and conditions set forth in the Tag-Along Notice and each participating Tagging Person shall receive the Implied Value per share and shall otherwise be on the same terms upon the Tag Seller is selling its Company Securities in such Tag-Along Sale.
          (c) The Tagging Persons shall, upon request, deliver to the Tag Seller the certificate or certificates representing the Company Securities of such Tagging Persons to be included in the Tag-Along Sale, duly endorsed, in proper form for Transfer, together with an irrevocable power-of-attorney authorizing the Tag Seller to Transfer such Company Securities and to execute and deliver on behalf of such Tagging Persons all other documents required to be executed in connection with such transaction on the terms set forth in the Tag-Along Notice.

          (d) Upon the consummation of the Tag-Along Sale, the Tag Seller shall (i) notify the Tagging Persons thereof, (ii) remit or cause to be remitted to the Tagging Persons the total consideration to be paid at the closing of the Tag-Along Sale for the Company Securities of the Tagging Persons Transferred pursuant thereto and (iii) furnish such other evidence of the completion and the date of completion of such Transfer and the terms thereof as may be reasonably requested by the Tagging Persons.
          SECTION 3.06. Drag-Along Rights
          (a) If at any time, the Investors (the “Electing Investors”) shall vote or otherwise enter into an agreement to sell at least a majority of the Company Securities outstanding to any person who is not a Permitted Transferee of such Investor(s), then such Electing Investors may require that each other Stockholder sell its pro rata portion of the Company Securities owned by such other Stockholder to such person or group of persons on the same terms and conditions as the Electing Investors (subject to the following sentence) and/or vote such securities in favor of such a transaction. Upon the consummation of such a sale, each Stockholder shall receive the Implied Value for the Company Securities sold in the sale. Each Rollover Stockholder and Employee Stockholder hereby grants to each of the Company’s directors designated under Section 2.01(a)(i), each acting singly, an irrevocable proxy, couple with an interest, to vote all voting Company Securities owned by such Holder or over which such Rollover Stockholder or Employee Stockholder has voting control and to take such other actions to the extent necessary to carry out the provision of this Section 3.06(a) in the event of any breach by such Rollover Stockholder or Employee Stockholder of its obligations hereunder or thereunder.
          (b) In order to exercise the rights under Section 3.06(a), the Electing Investors must give notice to the other Stockholders as soon as reasonably practical, but not less than 10 Business Days prior to the proposed date upon which the contemplated transaction is to be effected. In addition, the Electing Investors shall furnish to the other Stockholders all such agreements, documents and instruments to be executed in connection with such transaction.
          (c) Each Stockholder shall bear its pro rata share (based on the number of Company Securities sold, on an as-converted basis) of the reasonable costs of any sale of Company Securities pursuant to this Section 3.06 to the extent such costs are incurred for the benefit of all selling Stockholders and are not otherwise paid by the Company or the acquiring party. Costs incurred by any Stockholder on its own behalf shall not be considered costs of the subject sale.
          SECTION 3.07. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution, winding up of the Company or Deemed Liquidation Event (as defined below), after the payment of all preferential amounts required by the Certificate to be paid to the holders of shares of other classes or series of stock of the Company in connection with such liquidation, dissolution, winding up or Deemed Liquidation Event, the Stockholders agree amongst themselves that the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock and Class A Common Stock as set forth below and each hereby irrevocably instructs the Company to distribute such assets accordingly.
          (a) The holders of the Class A Common Stock shall be entitled to receive, for each share of Class A Common Stock outstanding then held by such holders: (i) an amount equal to the Class A Original Issue Price multiplied by 8% per annum (calculated daily), compounded annually from the date of issuance through the date of such event (the “Class A Amount”) plus (ii) an amount equal to the greater of (y) the Class A Original Issue Price or (z) such amount per share as would have been payable had all shares of Class A Common Stock been converted into Common Stock immediately prior to such liquidation, dissolution or winding up, less (iii) an amount equal to cash dividends and distributions per share paid in respect of only the Class A Common Stock (and no other series or class of Company security) since the date of issuance thereof.
          (b) The holders of the Common Stock shall be entitled to receive any proceeds available after the payment of the foregoing liquidation amount to the Class A Common Stock.
          (c) Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of greater than fifty percent (50%) of the outstanding shares of Class A Common Stock elect otherwise by written notice sent to the Company:
          (i) a merger or consolidation in which: (i) the Company is a constituent party; or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or
          (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

ARTICLE 4
REGISTRATION RIGHTS
          SECTION 4.01. Demand Registration.
          (a) Any Investor may request, in writing (a “Demand Request”), that the Company effect the registration under the Securities Act of all or part of its or their Registrable Securities (a “Demand Registration”). Notwithstanding the foregoing, no Demand Request will be effective hereunder unless the proposed Registrable Securities to be sold by the Holders requesting the Demand Registration (the “Requesting Holders,” which term shall include parties deemed “Requesting Holders” pursuant to Section 4.01(f) hereof) represent, in the aggregate, more than 35% of the total number of Registrable Securities held by all Holders.
          (b) Each Demand Request shall specify the number of Registrable Securities proposed to be sold. Subject to Section 4.01(g), the Company shall file a registration statement under the Securities Act to effect the Demand Registration as promptly as possible and in any event within 90 days after receiving a Demand Request (the “Required Filing Date”) and shall use all commercially reasonable efforts to cause the same to be declared effective by the SEC (or, if eligible, to become automatically effective) as promptly as practicable after such filing; provided, however, that the Company need effect only two (2) Demand Registrations pursuant to Demand Requests made by Holders of Registrable Securities pursuant to Section 4.01(a); provided, further, that if any Registrable Securities requested to be registered pursuant to a Demand Request are excluded from the applicable Demand Registration pursuant to Section 4.01(e) below, the Holders shall have the right, with respect to each such exclusion, to request one additional Demand Registration.
          (c) A registration will not count as a Demand Registration until it has become effective (unless the Requesting Holders withdraw all their Registrable Securities and the Company has performed its obligations hereunder in all material respects, in which case such demand will count as a Demand Registration unless the Requesting Holders pay all Registration Expenses, as hereinafter defined, in connection with such withdrawn registration); provided, however, that if, after it has become effective, an offering of Registrable Securities pursuant to a registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court, such registration will be deemed not to have been effected and will not count as a Demand Registration.
          (d) Requesting Holders can request a “firm commitment” underwritten offering. If a Demand Registration is a “firm commitment” underwritten offering, the Requesting Holders of a majority of the Registrable Securities to be registered in a Demand Registration shall select the investment banking firm or firms to manage the underwritten offering, provided that such selection shall be subject to the consent of the Company, which consent shall not be unreasonably withheld. No Person may participate in any registration pursuant to Section 4.01(a) unless such Person (i) agrees to sell such

Person’s Registrable Securities on the basis provided in any underwriting arrangements described above and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided, however, that no such Person shall be required to make any representations or warranties in connection with any such registration other than representations and warranties as to (A) such Person’s ownership of his or its Registrable Securities to be transferred free and clear of all liens, claims and encumbrances, (B) such Person’s power and authority to effect such transfer and (C) such matters pertaining to compliance with securities laws as may be reasonably requested; provided, further, however, that the obligation of such Person to indemnify pursuant to any such underwriting arrangements shall be several, not joint and several, among such Persons selling Registrable Securities, and the liability of each such Person will be in proportion thereto, and provided, further, that such liability will be limited to the net amount received by such Person from the sale of his or its Registrable Securities pursuant to such registration.
          (e) No securities to be sold for the account of any Person (including the Company) other than a Requesting Holder shall be included in a Demand Registration to the extent that the managing underwriter or underwriters shall advise the Company or the Requesting Holders in writing that the inclusion of such securities will materially and adversely affect the price or success of the offering (a “Material Adverse Effect”). Furthermore, in the event the managing underwriter or underwriters shall advise the Company or the Requesting Holders that even after exclusion of all securities of other Persons pursuant to the immediately preceding sentence, the amount of Registrable Securities proposed to be included in such Demand Registration by Requesting Holders is sufficiently large to cause a Material Adverse Effect, the Registrable Securities of the Requesting Holders to be included in such Demand Registration shall equal the number of shares which the Company is so advised can be sold in such offering without a Material Adverse Effect and such shares shall be allocated pro rata among the Requesting Holders on the basis of the number of Registrable Securities requested to be included in such registration by each such Requesting Holder.
          (f) Upon receipt of any Demand Request, the Company shall promptly (but in any event within 10 days) give written notice of such proposed Demand Registration to all other Investors, who shall have the right, exercisable by written notice to the Company within 20 days of their receipt of the Company’s notice, to elect to include in such Demand Registration such portion of their Registrable Securities as they may request. All Holders requesting to have their Registrable Securities included in a Demand Registration in accordance with the preceding sentence shall be deemed to be “Requesting Holders” for purposes of this Section 4.01(f).
          (g) The Company may defer the filing (but not the preparation) of a registration statement required by Section 4.01(a) until a date not later than 90 days after the Required Filing Date (or, if longer, 90 days after the effective date of the registration statement contemplated by clause (ii) below) if (i) at the time the Company receives the Demand Request, the Company or any of its Subsidiaries are engaged in confidential negotiations or other confidential business activities, disclosure of which would be required in such registration statement (but would not be required if such registration statement were not filed), and the Board determines in good faith that such disclosure would be materially detrimental to the Company and its stockholders or (ii) prior to receiving the Demand Request, the Board had determined to effect a registered underwritten public offering of the Company’s Securities for the Company’s account and the Company had taken substantial steps (including, but not limited to, selecting a managing underwriter for such offering) and is proceeding with reasonable diligence to effect such offering. A deferral of the filing of a registration statement pursuant to this Section 4.01(g) shall be lifted, and the requested registration statement shall be filed forthwith, if, in the case of a deferral pursuant to clause (i) of the preceding sentence, the negotiations or other activities are disclosed or terminated, or, in the case of a deferral pursuant to clause (ii) of the preceding sentence, the proposed registration for the Company’s account is abandoned. In order to defer the filing of a registration statement pursuant to this Section 4.01(g), the Company shall promptly (but in any event within ten days), upon determining to seek such deferral, deliver to each Requesting Holder a certificate signed by an executive officer of the Company stating that the Company is deferring such filing pursuant to this Section 4.01(g) and a general statement of the reason for such deferral and an approximation of the anticipated delay. Within 20 days after receiving such certificate, the holders of a majority of the Registrable Securities held by the Requesting Holders and for which registration was previously requested may withdraw such Demand Request by giving notice to the Company; if withdrawn, the Demand Request shall be deemed not to have been made for all purposes of this Agreement. The Company may defer the filing of a particular registration statement pursuant to this Section 4.01(g) only once.
          SECTION 4.02. Piggyback Registrations.
          (a) Each time the Company proposes to register any of its equity securities (other than pursuant to an Excluded Registration) under the Securities Act for sale to the public (whether for the account of the Company or the account of any securityholder of the Company) and the form of registration statement to be used permits the registration of Registrable Securities, the Company shall give prompt written notice to each Investor, Rollover Stockholder and Employee Stockholder who holds Registrable Securities (collectively the “Piggyback Holders”) (which notice shall be given not less than 30 days prior to the effective date of the Company’s registration statement), which notice shall offer each such Piggyback Holder the opportunity to include any or all of its or his Registrable Securities in such registration statement, subject to the limitations contained in Section 4.02(b) hereof. Each Piggyback Holder who desires to have its or his Registrable Securities included in such registration statement shall so advise the Company in writing (stating the number of shares desired to be registered) within 20 days after the date of such notice from the Company. Any Piggyback Holder shall have the right to withdraw such Piggyback Holder’s request for inclusion of such Piggyback Holder’s Registrable Securities in any registration statement pursuant to this Section 4.02(a) by giving written notice to the Company of such withdrawal. Subject to Section 4.02(b) below, the Company shall include in such registration statement all such

Registrable Securities so requested to be included therein; provided, however, that the Company may at any time withdraw or cease proceeding with any such registration if it shall at the same time withdraw or cease proceeding with the registration of all other equity securities originally proposed to be registered.
          (b) If the managing underwriter advises the Company that the inclusion of Registrable Securities requested to be included in the registration statement would cause a Material Adverse Effect, the Company will be obligated to include in the registration statement, as to each Requesting Holder and Piggyback Holder, only a portion of the shares such Holder has requested be registered equal to the product of: (i) the ratio which such Holder’s requested shares bears to the total number of shares requested to be included in such registration statement by all Persons (including Requesting Holders) who have requested (pursuant to contractual registration rights) that their shares be included in such registration statement; and (ii) the maximum number of Registrable Securities that the managing underwriter advises may be sold in an offering covered by the registration statement without a Material Adverse Effect. If as a result of the provisions of this Section 4.02(b) any Holder shall not be entitled to include all their Registrable Securities in a registration that such Holder has requested to be so included, such Holder may withdraw such Holder’s request to include their Registrable Securities in such registration statement. No Person may participate in any registration statement hereunder unless such Person (i) agrees to sell such person’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents, each in customary form, reasonably required under the terms of such underwriting arrangements; provided, however, that no such Person shall be required to make any representations or warranties in connection with any such registration other than representations and warranties as to (A) such Person’s ownership of his or its Registrable Securities to be sold or transferred free and clear of all liens, claims and encumbrances, (B) such Person’s power and authority to effect such transfer and (C) such matters pertaining to compliance with securities laws as may be reasonably requested; provided, further, however, that the obligation of such Person to indemnify pursuant to any such underwriting arrangements shall be several, not joint and several, among such Persons selling Registrable Securities, and the liability of each such Person will be in proportion to, and provided, further, that such liability will be limited to the net amount received by such Person from the sale of his or its Company Securities pursuant to such registration.
          SECTION 4.03. Registration on Form S-3.
          (a) After 12 months following the IPO, if any, Investors, Rollover Stockholders and Employee Stockholders representing (on an as converted basis) in the aggregate more than one percent (1%) of the Company’s then outstanding Common Stock may request that the Company file a registration statement on Form S-3 (or any successor form to Form S-3) or any similar short-form registration statement, for a public offering of Company Securities, if the reasonably anticipated gross proceeds from all resales covered thereunder would exceed $5,000,000 and the Company is a registrant entitled to use Form S-3 to register the Registrable Securities for such an offering. Following such a request, the Company shall (i) within 10 days of the receipt by the Company of such notice, give written notice of such proposed registration to all other Holders and (ii) as soon as practicable, shall use its commercially reasonable efforts to cause such Registrable Securities to be registered on such form for the offering and to cause such Registrable Securities to be qualified in such jurisdictions as the Holders may reasonably request together with all or such portion of the Registrable Securities of any Holders joining in such request as are specified in a written request received by the Company within 20 days after receipt of such written notice from the Company; provided, however, that the Company shall not be required to effect more than two such registrations pursuant to this Section 4.03(a) in any 12 month period. After the Company’s first public offering of its securities, the Company will use its best efforts to qualify for and remain eligible to use Form S-3 registration or a similar short-form registration. The provisions of Section 4.01(d) shall be applicable to each registration initiated under this Section 4.03(a).
          (b) The Company may defer the filing (but not the preparation) of a registration statement required by Section 4.03(a) until a date not later than 90 days after the date which is 90 days after the request to file on Form S-3 (or, if longer, 90 days after the effective date of the registration statement contemplated by clause (ii) below) if (i) at the time the Company receives a request to register shares on Form S-3, the Company or any of its Subsidiaries are engaged in confidential negotiations or other confidential business activities, disclosure of which would be required in such registration statement (but would not be required if such registration statement were not filed), and the Board determines in good faith that such disclosure would be materially detrimental to the Company and its Stockholders or (ii) prior to receiving the request to register shares on Form S-3, the Board had determined to effect a registered underwritten public offering of the Company’s equity securities for the Company’s account and the Company had taken substantial steps (including, but not limited to, selecting a managing underwriter for such offering) and is proceeding with reasonable diligence to effect such offering. A deferral of the filing of a registration statement pursuant to this Section 4.03(b) shall be lifted, and the requested registration statement shall be filed forthwith, if, in the case of a deferral pursuant to clause (i) of the preceding sentence, the negotiations or other activities are disclosed or terminated, or, in the case of a deferral pursuant to clause (ii) of the preceding sentence, the proposed registration for the Company’s account is abandoned. In order to defer the filing of a registration statement pursuant to this Section 4.03(b), the Company shall promptly (but in any event within 10 days), upon determining to seek such deferral, deliver to each Requesting Holder a certificate signed by an executive officer of the Company stating that the Company is deferring such filing pursuant to this Section 4.03(b) and a general statement of the reason for such deferral and an approximation of the anticipated delay. The Company may defer the filing of a particular registration statement pursuant to this Section 4.03(b) only once.
          SECTION 4.04. Holdback Agreement. Upon the request of the managing underwriter, each of the Company and the Stockholders entitled to participate in such registration agrees (and the Company agrees, in connection with any underwritten registration, to use its commercially reasonable efforts to cause its Affiliates to agree) not to effect any public sale or private offer or distribution of any Common Stock or other equity securities during the ten Business Days prior to the effectiveness under the Securities Act of any underwritten registration and during such time period after the effectiveness under the Securities Act of any underwritten registration (not to exceed 180 days) (except, if applicable, as part of such underwritten registration) as the Company and the managing underwriter may agree. Any discretionary waiver or termination of the requirements under the foregoing provisions made by the managing underwriter shall apply to each seller of Registrable Securities on a pro rata basis in accordance with the number of Registrable Securities held by each seller.
          SECTION 4.05. Registration Procedures. Whenever any Stockholder has requested that any Registrable Securities be registered pursuant to this Agreement, the Company will use its commercially reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:
          (a) prepare and file with the SEC a registration statement on any appropriate form under the Securities Act with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective;
          (b) prepare and file with the SEC such amendments, post-effective amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 180 days (or such lesser period as is necessary for the underwriters in an underwritten offering to sell unsold allotments) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;
          (c) furnish to each seller of and the underwriters of the securities being registered such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), any documents incorporated by reference therein and such other documents as such seller or underwriters may reasonably request in order to facilitate the disposition of the owned by such seller or the sale of such securities by such underwriters (it being understood that, subject to Section 4.06 and the requirements of the Securities Act and applicable state securities laws, the Company consents to the use of the prospectus and any amendment or supplement thereto by each seller and the underwriters in connection with the offering and sale of the covered by the registration statement of which such prospectus, amendment or supplement is a part);
          (d) use its commercially reasonable efforts to register or qualify the Registrable Securities under the other securities or blue sky laws of the jurisdictions as the managing underwriter reasonably requests (or, in the event the registration statement does not relate to an underwritten offering, as the holders of a majority of the Registrable

Securities may reasonably request); use its commercially reasonable efforts to keep each such registration or qualification (or exemption therefrom) effective during the period in which the registration statement is required to be kept effective; and do any and all other acts and things which may be reasonably necessary or advisable to enable each seller to consummate the disposition of the Registrable Securities owned by such seller in such jurisdictions (provided, however, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph or (ii) consent to general service of process in any such jurisdiction);
          (e) promptly notify each seller and each underwriter and if requested by any such Person, confirm such notice in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to a registration statement or any post-effective amendment, when the same has become effective, (ii) of the issuance by any state securities or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Securities under state securities or “blue sky” laws or the initiation of any proceedings for that purpose and (iii) of the happening of any event which makes any statement made in a registration statement or related prospectus untrue or which requires the making of any changes in such registration statement, prospectus or documents so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, as promptly as practicable thereafter, prepare and file with the SEC and furnish a supplement or amendment to such prospectus so that, as thereafter deliverable to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
          (f) make generally available to the Company’s securityholders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act no later than 30 days after the end of the 12 month period beginning with the first day of the Company’s first fiscal quarter commencing after the effective date of a registration statement, which earnings statement shall cover said 12 month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;
          (g) if requested by the managing underwriter or any seller promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or any seller reasonably requests to be included therein, including, without limitation, with respect to the Registrable Securities being sold by such seller, the purchase price being paid therefor by the underwriters and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering, and promptly make all required filings of such prospectus supplement or post-effective amendment;

          (h) as promptly as practicable after filing with the SEC of any document which is incorporated by reference into a registration statement (in the form in which it was incorporated), deliver a copy of each such document to each seller;
          (i) cooperate with the sellers and the managing underwriter to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under applicable law) representing securities sold under any registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or such sellers may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of such registration statement a supply of such certificates;
          (j) promptly make available for inspection by any seller, any underwriter participating in any disposition pursuant to any registration statement, and any attorney, accountant or other agent or representative retained by any such seller or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any such Inspector in connection with such registration statement; provided, however, that, unless the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the registration statement or the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, the Company shall not be required to provide any information under this subparagraph (j) if (i) the Company believes, after consultation with counsel for the Company, that to do so would cause the Company to forfeit an attorney-client privilege that was applicable to such information or (ii) if either (A) the Company has requested and been granted from the SEC confidential treatment of such information contained in any filing with the SEC or documents provided supplementally or otherwise or (B) the Company reasonably determines in good faith that such Records are confidential and so notifies the Inspectors in writing unless prior to furnishing any such information with respect to (i) or (ii) such Holder of requesting such information agrees to enter into a confidentiality agreement in customary form and subject to customary exceptions; and provided, further, that each Holder of Registrable Securities agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action and to prevent disclosure of the Records deemed confidential;
          (k) furnish to each seller and underwriter a signed counterpart of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the sellers or managing underwriter reasonably requests;
          (l) cause the Company Securities included in any registration statement to be (i) listed on each securities exchange, if any, on which similar securities issued by the Company are then listed or (ii) authorized to be quoted and/or listed (to the extent applicable) on the National Association of Securities Dealers, Inc. (“NASD”). Automated Quotation System or the Nasdaq National Market if the Company Securities so qualify;
          (m) provide a transfer agent and registrar for all Registrable Securities registered hereunder and provide a CUSIP number for the Registrable Securities included in any registration statement not later than the effective date of such registration statement;
          (n) cooperate with each seller and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD;
          (o) during the period when the prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act;
          (p) notify each seller of Registrable Securities promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information;
          (q) prepare and file with the SEC promptly any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for the Company or the managing underwriter, is required in connection with the distribution of the Registrable Securities;
          (r) enter into such agreements (including underwriting agreements in the managing underwriter’s customary form) as are customary in connection with an underwritten registration; and
          (s) advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.
          SECTION 4.06. Suspension of Dispositions. Each Holder agrees by acquisition of any Company Securities that, upon receipt of any notice (a “Suspension Notice”) from the Company of the happening of any event of the kind described in Section 4.05(e)(iii) such Holder will forthwith discontinue disposition of Registrable Securities pursuant to any offering registration in accordance with the terms hereof until such Holder’s receipt of the copies of the supplemented or amended prospectus, or until it is advised in writing (the “Advice”) by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the prospectus, and, if so directed by the Company, such

Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the time period regarding the effectiveness of registration statements set forth in Section 4.05(b) hereof shall be extended by the number of days during the period from and including the date of the giving of the Suspension Notice to and including the date when each seller of covered by such registration statement shall have received the copies of the supplemented or amended prospectus or the Advice. The Company shall use its commercially reasonable efforts and take such actions as are reasonably necessary to render the Advice as promptly as practicable.
          SECTION 4.07. Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Article 4 including, without limitation, all registration and filing fees, all fees and expenses associated with filings required to be made with the NASD (including, if applicable, the fees and expenses of any “qualified independent underwriter” as such term is defined in Schedule E of the By-Laws of the NASD, and of its counsel), as may be required by the rules and regulations of the NASD, fees and expenses of compliance with securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the ), rating agency fees, printing expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with Depository Trust Company and of printing prospectuses if the printing of prospectuses is requested by a holder of Registrable Securities), messenger and delivery expenses, the Company’s internal expenses (including without limitation all salaries and expenses of its officers and employees performing legal or accounting duties), the fees and expenses incurred in connection with any listing of the Registrable Securities, fees and expenses of counsel for the Company and its independent certified public accountants (including the expenses of any special audit or “cold comfort” letters required by or incident to such performance), securities acts liability insurance (if the Company elects to obtain such insurance), the fees and expenses of any special experts retained by the Company in connection with such registration, and the fees and expenses of other persons retained by the Company and reasonable fees and expenses of one firm of counsel for the sellers (which shall be selected by the holders of a majority of the Registrable Securities being included in any particular registration statement) (all such expenses being herein called “Registration Expenses”) will be borne by the Company whether or not any registration statement becomes effective; provided, however, that in no event shall Registration Expenses include any underwriting discounts, commissions or fees attributable to the sale of the or any counsel (except as provided above), accountants or other persons retained or employed by the Holders.
          SECTION 4.08. Indemnification.
          (a) The Company agrees to indemnify and reimburse, to the fullest extent permitted by law, each seller of Registrable Securities, and each of its employees, advisors, agents, representatives, partners, officers, and directors and each Person who controls such seller (within the meaning of the Securities Act or the Exchange Act) and any agent or investment advisor thereof (collectively, the “Seller Affiliates”) (i) against any and all losses, claims, damages, liabilities and expenses, joint or several (including, without limitation, attorneys’ fees and disbursements except as limited by Section 4.08(c)) based upon, arising out of, related to or resulting from any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) against any and all losses, liabilities, claims, damages and expenses whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, and (iii) against any and all costs and expenses (including reasonable fees and disbursements of counsel) as may be reasonably incurred in investigating, preparing or defending against any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, or such violation of the Securities Act or Exchange Act, to the extent that any such expense or cost is not paid under subparagraph (i) or (ii) above; except insofar as any such statements are made in reliance upon and in strict conformity with information furnished in writing to the Company by such seller or any Seller Affiliate for use therein or arise from such seller’s or any Seller Affiliate’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such seller or Seller Affiliate with a sufficient number of copies of the same. The reimbursements required by this Section 4.08(a) will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.
          (b) In connection with any registration statement in which a seller of is participating, each such seller will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the fullest extent permitted by law, each such seller will indemnify the Company and its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) against any and all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and disbursements except as limited by Section 4.08(c)) resulting from any untrue statement or alleged untrue statement of a material fact contained in the registration statement, prospectus or any preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is contained in any information or affidavit so furnished in writing by such seller or any of its Seller Affiliates specifically for inclusion in the registration statement; provided that the obligation to indemnify will be several, not joint and several, among such sellers of Registrable Securities, and the liability of each such seller of Registrable Securities will be in proportion to, and, provided, further, that such liability will be limited to, the net amount received by such seller from the sale of Registrable Securities pursuant to such registration statement; provided, however, that such seller of Registrable Securities shall not be liable in any such case to the extent that prior to the filing of any such registration statement or prospectus or amendment thereof or supplement thereto, such seller has furnished in writing to the Company information expressly for use in such registration statement or prospectus or any amendment thereof or supplement thereto which corrected or made not misleading information previously furnished to the Company.
          (c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give such notice shall not limit the rights of such Person) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (A) the indemnifying party has agreed to pay such fees or expenses or (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person. If such defense is not assumed by the indemnifying party as permitted hereunder, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (i) such settlement or compromise contains a full and unconditional release of the indemnified party or (ii) the indemnified party otherwise consents in writing. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels.
          (d) Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Section 4.08(a) or Section 4.08(b) are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in the losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.08(d) were determined by pro rata allocation (even if the Holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 4.08(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 4.08(c), defending any such action or claim. Notwithstanding the provisions of this Section 4.08(d), no Holder shall be required to contribute an amount greater than the dollar amount by which the net proceeds received by such Holder with respect to the sale of any Registrable Securities exceeds the amount of damages which such Holder has otherwise been required to pay by reason of any and all untrue or alleged untrue statements of material fact or omissions or alleged omissions of material fact made in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto related to such sale of Registrable Securities. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Holders’ obligations in this Section 4.08(d) to contribute shall be several in proportion to the amount of registered by them and not joint.
          If indemnification is available under this Section 4.08, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 4.08(a) and Section 4.08(b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 4.08(d) subject, in the case of the Holders, to the limited dollar amounts set forth in Section 4.08(b).
          (e) The indemnification and contribution provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities.
          SECTION 4.09. Transfer of Registration Rights. The rights of each Holder under this Agreement may be assigned to a transferee or assignee of at least 25,000 shares (as adjusted for stock splits, stock dividends, recapitalizations and the like) of a Holder’s Registrable Securities not sold to the public; provided, however, that the Company is given: (a) written notice by such Holder at or within a reasonable time after said transfer, stating the name and address of such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned; and (b) a joinder agreement executed by such assignee pursuant to which such assignee agrees to be bound by the terms of this Agreement.
          SECTION 4.10. Current Public Information. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may at any time permit the sale of securities to the public without registration, the Company agrees to use its best efforts to:
          (a) make and keep public information available, as those terms are defined in Rule 144 under the Securities Act, at all times after the Effective Date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act;
          (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and
          (c) furnish to any Holder, so long as such Holder owns any Company Securities, upon request by such Holder, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company and (iii) such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such securities without registration.
          SECTION 4.11. Termination of Registration Rights. The rights under this Article 4 shall terminate as to any Holder when all Shares held by such Holder and its Affiliates are eligible for sale within 90 days pursuant to Rule 144 (other than Rule 144(k)).
ARTICLE 5
CERTAIN COVENANTS AND AGREEMENTS
          SECTION 5.01. Confidentiality.
          (a) Each Stockholder agrees that it shall (and shall cause its Affiliates (other than Affiliates that are a Company Competitor) and its and their officers, directors, employees, partners, legal counsel, agents and representatives to) (collectively, the “Confidentiality Affiliates”)) (i) hold confidential and not disclose (other than by a Stockholder to its Confidentiality Affiliates having a reasonable need to know in connection with the permitted purposes hereunder), all confidential or proprietary written, recorded or oral information or data (including research, developmental, engineering, manufacturing, technical, marketing, sales, financial, operating, performance, cost, business and process information or data, know how and computer programming and other software techniques) provided or developed by the Company, another Stockholder or its Confidentiality Affiliates in connection herewith or with the Business, whether such confidentiality or proprietary status is indicated orally or in writing or in a context in which the Company or the disclosing Stockholder or its Confidentiality Affiliates reasonably communicated, or the receiving Stockholder or its Confidentiality Affiliates should reasonably have understood, that the information should be treated as confidential, whether or not the specific words “confidential” or “proprietary” are used (“Confidential Information”) and (ii) use such Confidential Information only for the purposes of performing its obligations hereunder to which it is a party and carrying on the business of the Company and monitoring its investment in the Company; provided, however, that Stockholders may disclose any such Confidential Information on a confidential basis to current and prospective lenders in connection with a loan or prospective loan to a Stockholder and to prospective purchasers of Company Securities from a Stockholder, as well as to their legal counsel, auditors, agents and representatives. Notwithstanding the foregoing, Investors may disclose any such Confidential Information on a confidential basis to limited partners or prospective limited partners or investors of an Investor or its Confidentiality Affiliates.
          (b) The obligations contained in Section 5.01(a) shall not apply, or shall cease to apply, to Confidential Information if or when, and to the extent that, such Confidential Information (i) was, or becomes through no breach of the receiving Stockholder’s obligations hereunder, known to the public, (ii) becomes known to the receiving Stockholder or its Confidentiality Affiliates from other sources under circumstances not involving any breach of any confidentiality obligation between such source and the disclosing Stockholder’s or discloser’s Confidentiality Affiliates or a third party, (iii) is independently developed by the receiving Stockholder or its Confidentiality Affiliates, or (iv) is required to be disclosed by law, governmental regulation or applicable legal process.
          SECTION 5.02. Conflicting Agreements. Each Stockholder represents and agrees that it shall not (i) grant any proxy or enter into or agree to be bound by any voting trust or agreement with respect to the Company Securities, except as expressly contemplated by this Agreement, (ii) enter into any agreement or arrangement of any kind with any Person with respect to its Company Securities inconsistent with the provisions of this Agreement or for the purpose or with the effect of denying or reducing the rights of any other Stockholder under this Agreement, including agreements or arrangements with respect to the Transfer or voting of its Company Securities or (iii) act, for any reason, as a member of a group or in concert with any other Person in connection with the Transfer or voting of its Company Securities in any manner that is inconsistent with this Agreement.

          SECTION 5.03. Conversion to Delaware Corporation. As soon as practicable after the Closing Date, the Company shall arrange for a migratory merger resulting in a surviving corporation that is domiciled in Delaware and is subject to this Agreement.
ARTICLE 6
MISCELLANEOUS
          SECTION 6.01. Not Binding Until Executed; Binding Effect; Assignability; Third Party Beneficiaries.
          (a) Neither this Agreement nor any of the terms or provisions hereof are binding upon or enforceable against any party hereto unless and until the Closing Date. If the Merger Agreement is terminated for any reason, this Agreement shall terminate automatically and without further act of the Stockholders.
          (b) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Any Stockholder that ceases to beneficially own any Company Securities shall cease to be bound by the terms hereof (other than as expressly set forth herein or with respect to Section 6.02 or Article 6).
          (c) Other than as expressly set forth herein, no party may assign any of its rights, or delegate any of its obligations or any performance, arising under or relating to this Agreement voluntarily or involuntarily, whether by operation of law, merger, consolidation, dissolution or any other manner, pursuant to any Transfer of Company Securities or otherwise. Any purported assignment of rights or delegation of obligations or performance in violation of this Section 6.02(c) is void and of no further force or effect. Any Person acquiring Company Securities that is required or permitted by the terms of this Agreement to become a party hereto shall (unless already bound hereby) execute a Joinder Agreement and shall thenceforth be a “Stockholder” for all purposes under this Agreement.
          SECTION 6.02. Notices.
          (a) Any party hereto giving any notice or making any other communication pursuant to this Agreement shall give such notice or make such other communication in writing and shall use one of the following methods of delivery: personal delivery, courier with all fees prepaid or facsimile. A notice or other communication is effective only if the party hereto giving the notice or making the other communication has complied with the preceding sentence and if the addressee has received the notice or other communication; provided, that, a notice or other communication is deemed to have been received as follows:

     (i) if a notice or other communication is delivered in person, or sent by courier, upon receipt by the party hereto to whom the notice or other communication is addressed as indicated by the date on a signed receipt for such notice or other communication signed for or on behalf of such party; and
     (ii) if a notice or other communication is sent by facsimile, upon receipt by the party hereto giving or making the notice or other communication of an acknowledgement or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the addressee’s facsimile number.
          (b) Any notice or other communication to a party hereto pursuant to this Agreement shall use the address and facsimile number for such party listed under their name on the signature pages hereto (or such other address or facsimile number as such party may have specified by notice given to the other parties hereto pursuant to this provision).
          (c) A failure to deliver an informational copy of a notice or other communication to the applicable Person set forth in Section 6.02(b) above does not affect the effectiveness of a notice or other communication that is otherwise given in accordance with this Section.
          (d) In the event that an addressee of a notice or communication rejects or otherwise refuses to accept a notice or other communication delivered or sent in accordance with this Section 6.02, or if the notice or other communication cannot be delivered because of a change in address for which no notice was given, then such notice or other communication is deemed to have been received upon such rejection, refusal or inability to deliver.
          (e) Notwithstanding the other clauses of this Section 6.02, if any notice or other communication is received on a Business Day after 8:00 p.m. where the addressee is located, or on a day that is not a Business Day, then the notice or other communication is deemed received at 9:00 a.m. on the next Business Day.
          SECTION 6.03. Waiver; Amendment; Termination.
          (a) The parties hereto may not amend, modify or supplement this Agreement except pursuant to a written instrument making specific reference to this Agreement that identifies itself as an amendment, modification or supplement to this Agreement and that is executed by (i) the Company, (ii) the Investors holding a majority of the Company Securities then held by Investors, and (iii) the other Stockholders holding a majority of the Company Securities then held by Stockholders who are not Investors; provided, however, that any waiver, amendment or modification that materially and adversely affects a Stockholder disproportionately as compared to all other Stockholders shall require the prior written consent such Stockholders so adversely affected.

          (b) The parties hereto may not waive any provision of this Agreement except pursuant to a written instrument signed by the party or parties hereto against whom enforcement of such waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, constitutes a waiver by the party taking such action of compliance with any provision of this Agreement. The waiver by any party hereto of any provision of this Agreement is effective only in the instance and only for the purpose that it is given and does not operate and is not to be construed as a further or continuing waiver of such provision or as a waiver of any other provision. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, operates as a waiver or estoppel thereof. No single or partial exercise of any right, power or remedy under this Agreement by any party hereto precludes any other or further exercise thereof or the exercise of any other right, power or remedy.
          (c) This Agreement shall terminate upon the earlier to occur of (i) the IPO, (ii) a Change of Control of the Company and (iii) the bankruptcy, liquidation, dissolution or winding-up of the Company; provided, however, the provisions of Article 4, Article 5, and Article 6 shall survive the IPO.
          SECTION 6.04. Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Stockholder covenant, agree and acknowledge that this Agreement may only be enforced against the parties hereto. All claims or causes of action (whether in contract, tort or otherwise) arising out of or relating to this Agreement (including the negotiation, execution or performance of this Agreement and any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) may be made only against the parties hereto. No past, present or future officer, director, shareholder, employee, incorporator, member, partner, agent, attorney, representative or affiliate of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) (any such Person, a “Non-Obligated Person”) has any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract, tort or otherwise) arising out of or relating to this Agreement (including the negotiation, execution or performance of this Agreement and any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).
          SECTION 6.05. Expense Reimbursement. The Company agrees to pay or reimburse each Investor (i) for all reasonable costs and expenses (including fees and expenses of its agents, representatives, attorneys and accountants) incurred by or on behalf of it in connection with the negotiation, drafting, execution, delivery and performance of this Agreement and any amendment, supplement, modification or waiver of or to any of the terms or provisions of this Agreement and (ii) for all costs and expenses of such Investor (including reasonable attorneys fees, charges, disbursement and expenses) incurred in connection with (1) the consent to any departure by the Company or its Subsidiaries from the terms of any provision of this Agreement, (2) the exercise or enforcement by such Investor of any right granted to it or provided for hereunder and (3) all legal costs associated with Investor’s ownership of Company Securities.
          SECTION 6.06. Governing Law. Until such time as the Company is merged with and into a Delaware corporation with the surviving corporation being domiciled in Delaware, the laws of the State of Georgia (without giving effect to its conflicts of law principles) shall govern this Agreement and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby. Upon the successful consummation of such a merger, the laws of the State of Delaware (without giving effect to its conflicts of law principles) shall govern this Agreement and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby.
          SECTION 6.07. Submission to Jurisdiction; Consent to Service of Process.
          (a) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the United States District Court for the District of Massachusetts or, if such court will not accept jurisdiction, any court of competent civil jurisdiction sitting in Suffolk County in the Commonwealth of Massachusetts over any legal action or proceeding arising out of or relating to this Agreement, matters arising out of or relating to this Agreement and any of the transactions contemplated hereby and each party hereto hereby irrevocably agrees that all claims in respect of such legal action or proceeding may be heard and determined in such courts. The parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of such legal action or proceeding brought in such court or any claim that such legal action or proceeding brought in such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a judgment in such legal action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
          (b) Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any legal action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 6.02.
          SECTION 6.08. Waiver of Jury Trial. To the extent permitted by applicable Law, each party hereto, knowingly, voluntarily and intentionally, irrevocably waives all right of trial by jury in any legal action or proceeding (including counterclaims) arising out of or relating to this Agreement, all documents, agreements and instruments executed in connection with this Agreement and the transactions contemplated hereby and thereby (whether in contract, tort or otherwise) and whether occurring prior to or after the date of this Agreement.
          SECTION 6.09. Specific Enforcement. Each party hereto acknowledges and agrees that irreparable damage would occur to the other parties hereto and that the other parties hereto will not have an adequate remedy at law in the event that any of the provisions of this Agreement to be performed by such party were not performed in accordance with their specific terms or were otherwise breached. Therefore, each party hereto is entitled to an injunction or injunctions to prevent breaches of this Agreement by the other parties and to specifically enforce the terms and provisions of this Agreement against such other parties hereto in any court of competent jurisdiction, without bond or other security being required, and appropriate injunctive relief may be applied for by such parties and granted in connection therewith. Such remedies are, however, cumulative and not exclusive and are in addition to any other remedies which any party may have under this Agreement or otherwise.
          SECTION 6.10. Entire Agreement; Exclusivity of Agreement. This Agreement and any agreements entered into in connection with the Transactions and any exhibits and other documents referred to herein (the “Relevant Agreements and Documents”) constitute the final agreement between the parties hereto and is the complete and exclusive expression of agreement of the parties hereto with respect to the subject matter hereof and thereof. All prior and extemporaneous negotiations, communications, arrangements and agreements between the parties hereto on the subject matters contained in this Agreement and the Relevant Agreements and Documents, whether written or oral, are expressly merged into and superseded by this Agreement and the Relevant Agreements and Documents. The provisions of this Agreement and the Relevant Agreements and Documents may not be explained, supplemented or qualified through evidence of trade usage or a prior course of dealing. There are no conditions precedent to the effectiveness of this Agreement other than those expressly stated in this Agreement.
          SECTION 6.11. Severability.
          (a) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If any court of competent jurisdiction or other authority determines that any provision of this Agreement is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith in an attempt to agree to another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the parties’ intentions to the greatest lawful extent under this Agreement.
          (b) To the extent the terms of any of the constitutive documents of the Company or any of its Subsidiaries are contradictory to, or inconsistent with, the terms of this Agreement, the terms of this Agreement shall, to the extent permitted by law, supercede such conflicting or inconsistent terms. All terms of the constitutive documents not contradictory to, or inconsistent with, the terms of this Agreement shall remain in full force and effect.
          SECTION 6.12. Counterparts. The parties hereto may execute this Agreement in one or more counterparts, each of which constitutes an original copy of this Agreement and all of which, collectively, constitute only one agreement. The signatures of all the parties hereto need not appear on the same counterpart.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LIFE OF THE SOUTH CORPORATION
By:	/s/ Ned Hamil
	Name:	Ned Hamil
	Title:	President
100 W. Bay St. Jacksonville, FL 32202 Facsimile: (904) 354-4525

INVESTORS: SUMMIT PARTNERS PRIVATE EQUITY FUND VII-A, L.P.
By:	Summit Partners PE VII, L.P.
Its General Partner

By:	Summit Partners PE VII, LLC
Its General Partner

By:	[ILLEGIBLE]
Member

SUMMIT PARTNERS PRIVATE EQUITY FUND VII-B, L.P.
By:	Summit Partners PE VII, L.P.
Its General Partner

By:	Summit Partners PE VII, LLC
Its General Partner

By:	[ILLEGIBLE]
Member

SUMMIT SUBORDINATED DEBT FUND III-A, L.P.
By:	Summit Partners SD III, L.P.
Its General Partner

By:	Summit Partners SD III, LLC,
Its General Partner

By:	[ILLEGIBLE]
Member

SUMMIT SUBORDINATED DEBT FUND III-B, L.P.
By:	Summit Partners SD III, L.P.
Its General Partner

By:	Summit Partners SD III, LLC,
Its General Partner

By:	[ILLEGIBLE]
Member

SUMMIT INVESTORS VI, L.P.
By:	Summit Partners VI (GP), L.P.
Its General Partner

By:	Summit Partners VI (GP), LLC
Its General Partner

By:	[ILLEGIBLE]
Member

SIGNATURE PAGES TO STOCKHOLDERS AGREEMENT
ROLLOVER STOCKHOLDERS:
}

/s/ W. Dale Bullard
W. DALE BULLARD

/s/ K. Ned Hamil
K. NED HAMIL

/s/ W. Chastain Wardlaw
W. CHASTAIN WARDLAW

PRINCE RENTAL AND LEASING SYSTEMS, INC.
By:	[ILLEGIBLE]
Name:
Title:

/s/ Joseph R. McCaw
JOSEPH R. MCCAW

/s/ Robert J. Miller
ROBERT J. MILLER

/s/ Janie Hartley
JANIE HARTLEY

/s/ Barney A. Smith, Jr.
BARNEY A. SMITH, JR

SIGNATURE PAGES TO STOCKHOLDERS AGREEMENT
ROLLOVER STOCKHOLDERS:
}

/s/ W. Dale Bullard
W. DALE BULLARD

/s/ Robert Fullington
ROBERT FULLINGTON

/s/ David Hardegree
DAVID HARDEGREE

/s/ Richard S. Kahlbaugh
RICHARD S. KAHLBAUGH

/s/ W. Chastain Wardlaw
W. CHASTAIN WARDLAW

EXHIBIT A
JOINDER AGREEMENT
          This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholders Agreement dated as of March 7, 2007, (the “Stockholders Agreement”) among Life of the South Corporation and certain other persons named therein, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Stockholders Agreement.
          The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to and “[Investor/Rollover Stockholder/Employee Stockholder]” under the Stockholders Agreement as of the date hereof and shall have all of the rights and obligations of the [Investor/Rollover Stockholder/Employee Stockholder] from whom it has acquired Company Securities (to the extent permitted by the Stockholders Agreement) as if it had executed the Stockholders Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Stockholders Agreement.
[Remainder of page left blank intentionally.]

     }
     IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.
Date: _________________ ____, ________

[NAME OF JOINING PARTY]
By:
Name:
	Title:	Address for Notices:

AGREED ON THIS [___] day of [_________], 200[_]:
LIFE OF THE SOUTH CORPORATION

By:
Name:
Title:

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